                              QUANTUM CORPORATION

                                   EXHIBIT 12

                       STATEMENT OF COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES

                                           Year Ended March 31,
                               -----------------------------------------------
                                 1995     1996       1997      1998     1999
                               -------- ---------  --------  --------  -------
                                              (In thousands)
Income (loss) before income
 taxes........................ $145,305 $(141,338) $200,696  $230,814  $  (185)
Add fixed charges.............   29,277    48,226    56,669    41,711   38,117
                               -------- ---------  --------  --------  -------
  Earnings (as defined)....... $174,582 $ (93,112) $257,365  $272,525  $37,932
                               ======== =========  ========  ========  =======
Fixed charges
  Interest expense............ $ 21,557 $  35,904  $ 47,882  $ 32,753  $27,481
  Amortization of debt
   issuance costs                 1,458     2,427        (i)       (i)      (i)
  Estimated interest component
   of rent expenses...........    6,262     9,895     8,787     8,958   10,636
                               -------- ---------  --------  --------  -------
Total fixed charges........... $ 29,277 $  48,226  $ 56,669  $ 41,711  $38,117
                               ======== =========  ========  ========  =======
Ratio of earnings to fixed
 charges                            6.0       (ii)      4.5       6.5     (iii)
                               ========            ========  ========

--------
(i) In 1997, 1998, and 1999 the amortization of debt issuance costs is included in interest expense.
(ii) Earnings (as defined) for fiscal year 1996 were insufficient to cover fixed charges by $141.3 million.
(iii) Earnings (as defined) for fiscal year 1999 were insufficient to cover fixed charges by $0.2 million.